Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132105 on Form F-3 of our reports dated September 18, 2008, relating to the consolidated financial statements of Mitsubishi UFJ Financial Group, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the merger with UFJ Holdings, Inc., ii) the restatement discussed in Notes 5, 7, 11, 18, 22, 25 and 26 to the consolidated financial statements, and iii) the changes in methods of accounting for a) conditional asset retirement obligations, b) pension and other postretirement plans, c) stock-based compensation, d) uncertainty in income taxes and e) leveraged leases, as described in Note 1 to the consolidated financial statements), and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Mitsubishi UFJ Financial Group, Inc. for the year ended March 31, 2008.

/s/ Deloitte Touche Tohmatsu

DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

September 18, 2008